Exhibit 10.6(a)

AMENDMENT NO. 1 TO THE

AIR PRODUCTS AND CHEMICALS, INC.

RETIREMENT SAVINGS PLAN

WHEREAS, Air Products and Chemicals, Inc. (the “Company”) is the Plan Sponsor of the Air Products and Chemicals, Inc. Retirement Savings Plan (the “Plan”); and

WHEREAS, pursuant to Plan Section 7.01 the Plan may be amended at anytime; and

WHEREAS, the Company desires to amend the Plan to update Schedule I, to in connection with the spin-off of Versum Materials from the Company vest the Years of Vesting service of employees of Versum Materials US, LLC who are participants in the Plan and to in connection with the spin-off of Versum Materials from the Company authorize the transfer of assets of employees of Versum Materials US, LLC who are Participants in the Plan to an Internal Revenue Code Section 401(a) qualified plan established by Versum Materials US, LLC.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Schedule I is amended as attached hereto.

2.	A new paragraph is added to the end of Section 3.05(a) to read as follows:

“Effective September 30, 2016, a Participant who was an Employee of Versum Materials, US LLC on September 30, 2016 shall have a vested, nonforfeitable right to the portion of the Participant’s account attributable to Company Core Contributions, including any related investment earnings and losses.”

3.	Section 3.13 “Plan to Plan Transfers; Plan Mergers” shall be amended as follows. The current Plan provision shall become Section 3.13(a). A new Section (b) shall be added to read as follows:

“(b) At the discretion of the Investment Committee, the Trustee may transfer directly to a trustee or custodian any or all of the assets, including outstanding participant loans, held for the benefit of Participants or any other Employees who are expected to become participants, either as part of a transfer of assets from the Trust to such other plan or a merger of the Plan with such other plan provided that the transfer of assets is to a plan which is a qualified plan under Code Section 401(a).”

4.	Effective November 1, 2016, Sections 3.09(e) and (g) shall be amended to read as follows:

“(e) Any loan shall, by its terms, require repayment within five (5) years unless such loan is used to acquire a dwelling unit which, within a reasonable time (determined at the time the loan is made), will be used as the principal residence, within the meaning of Code Section 121, of the borrower, in which case the loan shall be repaid within such period as may be established by the Vice President – Human Resources. At the discretion of the Plan Administrator, a loan may be directly rolled over to a qualified plan of a subsequent employer of the Participant pursuant to an agreement between the Company and the subsequent employer. The maximum number of loans which a borrower may have outstanding at one time is one residential and one non-residential loan.

(g) Repayment of Participant loans shall be by payroll deduction or other method approved by the Plan Administrator on a level amortized basis with repayments made as specified in the loan documentation, but, in all cases, at least quarterly; except that a borrower may prepay an amount towards the outstanding balance of his loan at any time in accordance with procedures established by the Plan Administrator. Loan repayments may be suspended for one year during a Participant’s authorized unpaid leave of absence, or during such other period permitted by applicable law. Loan repayments may be suspended as permitted under Code Section 414(u)(4) for any period in which the Participant is on a qualified military leave.”

5.	In all other respects the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused its Vice President, Human Resources to execute this First Amendment to the Plan on this     day of September 2016.

AIR PRODUCTS AND CHEMICALS, INC.

By:	/s/ Jennifer L. Grant
Jennifer L. Grant
Vice President-Human Resources

SCHEDULE I

PARTICIPATING EMPLOYERS

AS OF 1 August 2016

Name of Affiliated Company	Participating Employer Since Date	Revocation Date
ProCal	2 March 2015	N/A
Air Products Energy Enterprising, Inc.	Continuing	N/A
Air Products Helium, Inc.	Continuing	N/A
Air Products Manufacturing Co., Inc.	Continuing	N/A
Air Products LLC	1 June 2007	N/A
Air Products Performance Manufacturing, Inc. (formerly known as “Tomah Products, Inc.” and “Tomah Reserve, Inc.”)	1 April 2006	N/A
Versum Materials US, LLC	1 August 2016	1 October 2016